Exhibit 99.1

NEWS RELEASE

1500 West University Parkway, Sarasota, FL 34243  •  (941) 362-1200

FOR IMMEDIATE RELEASE

Sun Hydraulics Reports First Quarter 2018 Results

•	Sales of $97.3 million, up 20%
•	Net income up 17% to $11.9 million; non-GAAP net income grew 18% to $13.6 million, impacted by supply chain constraints
•	Adjusted EBITDA of $23.3 million, 24.0% of sales
•	Raising 2018 revenue guidance to $490 million to $505 million, maintaining adjusted operating margin guidance of 22.7% to 24%
o	Updated guidance includes Faster Group since April 5, 2018 acquisition

Sarasota, FL, May 7, 2018 — Sun Hydraulics Corporation (NASDAQ: SNHY) (“Sun” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today reported financial results for the first quarter ended March 31, 2018.

Wolfgang Dangel, Sun's President and Chief Executive Officer, commented, “We’re off to a solid start in 2018, with our first quarter results generally in line with our internal expectations.  The order environment continues to be strong for both our Hydraulics and Electronics segments in all of our geographic markets globally, especially Asia-Pacific.”

He continued, “From an operational perspective, we are working hard to maintain our Hydraulics segment’s best-in-industry lead times and improve the efficiency of our Electronics segment’s new production processes.  As expected, some costs that we incurred in the fourth quarter of 2017 as well as inefficiencies caused by supply chain constraints pressured margins in the first quarter of 2018, and will continue into the second quarter but to a lesser degree.  We are already realizing efficiency improvements as a result of new long-term agreements that we negotiated with our largest U.S. CVT (cartridge valve technology) component suppliers.  Further, our lean enterprise initiative is guiding process improvements to achieve our expected profitability levels.

“As previously announced, we closed on the acquisition of Faster Group in early April.  A global leader in hydraulic couplings, Faster performed well in its first quarter of 2018, from both a topline and operational perspective.  We anticipate that momentum will continue as we progress in 2018.  Additionally, we are already beginning our integration activities.  We held our first working session last week, with collaboration among our existing CVT and Electronics sales teams, along with Faster’s sales team.  We have confidence that our acquisition synergies and organic investments are driving market share gains, leading us toward our Vision 2025 goals,” Mr. Dangel added.

Sun Hydraulics Reports First Quarter 2018 Results

May 7, 2018

First Quarter 2018 Consolidated Results

($ in millions, except per share data)	Q1 2018	Q1 2017	Change	% Change
Net sales	$97.3	$81.4	$15.9	20%
Gross profit	$37.6	$32.8	$4.8	15%
Gross margin	38.7%	40.3%
Operating income	$17.3	$15.8	$1.5	9%
Operating margin	17.7%	19.4%
Non-GAAP adjusted operating margin	21.1%	24.6%
Net income	$11.9	$10.2	$1.7	17%
Diluted EPS	$0.40	$0.38	$0.02	5%
Non-GAAP adjusted net income	$13.6	$11.5	$2.0	18%
Non-GAAP adjusted EPS	$0.46	$0.43	$0.03	6%

Sales in the 2018 first quarter grew by $15.9 million, or 20% over the same period last year.  Demand remained strong with revenue growth in all of the Company’s geographic regions.  Sales to the Americas, Europe/Middle East/Africa (“EMEA”) and Asia Pacific (“APAC”) grew 19%, 11% and 32%, respectively.  In addition to strong market environments, sales growth also resulted from returns on our investments in global sales and marketing initiatives and new products.  Foreign currency translation favorably impacted consolidated sales by approximately $2.4 million.

While sales growth drove increases in gross profit and operating income, gross margin and operating margin were unfavorably impacted by supply chain constraints, higher material costs and other operational costs that began in the fourth quarter of 2017.  These are explained further below in the segment reviews.  The prior year gross profit included a $1.8 million charge for amortization of an inventory valuation adjustment associated with the Enovation Controls acquisition.

Operating income in the first quarter of 2018 includes $1.2 million for acquisition and financing-related expenses and $0.1 million for restructuring charges.  Those items, as well as
$2.0 million of amortization of intangibles have been added back to arrive at non-GAAP adjusted operating margin of 21.1% shown in the table above.  This is down from 24.6% in the first quarter of 2017, primarily due to the supply chain constraints, higher material costs and other operational costs noted above.  See the attached tables for additional important disclosures regarding Sun’s use of non-GAAP adjusted operating income and non-GAAP adjusted operating margin as well as a reconciliation of net income to non-GAAP adjusted operating income.

Net interest expense was $0.5 million, a decrease of 23% from the prior-year period due to lower outstanding debt during the 2018 quarter, upon application of stock offering proceeds in February.

Sun incurred a $0.5 million net foreign currency transaction loss associated with locking the Faster Group purchase price in euros, unfavorably impacting results in the first quarter of 2018.  The Company also recorded a $0.4 million charge associated with interest on the change in fair value of contingent consideration associated with the Enovation Controls acquisition.  Neither of those charges impacted 2017 first quarter results.

The Tax Cuts and Jobs Act resulted in a lower effective tax rate in the 2018 first quarter, at 25.1%, compared with 32.6% in the first quarter of 2017.

Sun Hydraulics Reports First Quarter 2018 Results

May 7, 2018

Net income was $11.9 million, or $0.40 per share in the first quarter of 2018.  Non-GAAP net income was $13.6 million, or $0.46 per share, compared with $11.5 million, or $0.43 per share, in the prior-year first quarter.  See the attached tables for additional important disclosures regarding Sun’s use of non-GAAP net income and non-GAAP EPS as well as a reconciliation of net income to non-GAAP net income.

First Quarter Adjusted EBITDA

($ in millions)	Q1 2018	Q1 2017	Change	% Change
Adjusted EBITDA	$23.3	$22.8	$0.5	2%
Adjusted EBITDA margin	24.0%	28.1%

First quarter 2018 Adjusted EBITDA (consolidated net income before net interest expense/income, income taxes, depreciation and amortization, and certain unusual charges) was $23.3 million, or 24.0% of sales.

Sun believes that, when used in conjunction with measures prepared in accordance with GAAP, Adjusted EBITDA and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance.  See the attached tables for additional important disclosures regarding Sun’s use of Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales of $62.6 million grew 15.7% over the prior-year first quarter.  Growth was driven by increased demand in all geographic and end markets, and also positively impacted by global sales and marketing initiatives.  APAC and EMEA showed particular strength, up 35% and 15%, respectively.

“We are still seeing record levels of order intake in our hydraulics business,” stated Dangel.  First quarter operating and gross margins were lower, primarily due to significant customer demand which led to constraints in our supply chain, inefficiencies in production and material cost increases.   To offset material cost impacts, the segment has announced a price increase that is effective July 1.  Sun has negotiated long-term agreements with its key suppliers and is already seeing improved component deliveries thereby reducing supply chain constraints in the second quarter.  Sun also continues to make operational improvements, expecting its overall efficiency will increase in the second quarter and thereafter.

Higher SEA (selling, engineering and administrative) expenses and R&D (research and development) expenses in the 2018 quarter are due to planned investments in the Company’s strategic growth initiatives.

First quarter operating income decreased $0.3 million to $13.4 million.  Operating margin declined to 21.5%, compared with last year’s 25.4%.

Electronics Segment Review

(refer to sales by geographic region and segment data in accompanying tables)

Segment sales were $34.7 million for the first quarter, an increase of 27.5% over the first quarter of last year.  Growth was driven by increased demand in power controls and recreational vehicle end markets.  Proactive sales initiatives and increased demand for new products developed in the past year also contributed to the 2018 growth.

“Our electronics business continues to grow significantly even after having already grown 33% in 2017,” commented Dangel.  Improved productivity in the first quarter partially offset higher

Sun Hydraulics Reports First Quarter 2018 Results

May 7, 2018

material and freight costs resulting in lower gross and operating margins.  The segment is currently in negotiations with key suppliers in order to secure steady supply at the best possible cost.  Further, the segment is progressing on its operational improvements, expecting those costs will be lower in the second quarter and thereafter.

Higher SEA and R&D expenses in the 2018 quarter are due to planned investments in the Company’s strategic growth initiatives.

First quarter operating income grew $0.9 million, or 14%, to $7.1 million.  However, operating margin declined to 20.5% from 22.9% in the prior-year period.

Balance Sheet and Cash Flow Review

Total debt was $0.9 million at March 31, 2018, down from $116.0 million at December 30, 2017.    Cash and cash equivalents at March 31, 2018 were $198.5 million, compared with $63.9 million at the end of 2017.

The Company received $240 million in net proceeds from its public equity offering completed during the quarter, a portion of which was used to pay down its then outstanding debt.  Subsequent to the end of the quarter, the Company used approximately $533 million of cash and debt to complete its acquisition of the Faster Group on April 5.

Cash provided by operations was $14.7 million and $12.4 million for the first quarters of 2018 and 2017, respectively.  The 18% increase was primarily due to higher net income.

Capital expenditures were $4.2 million and $0.8 million for the first quarters of 2018 and 2017, respectively.  The increase was primarily for costs associated with the ongoing construction of the Company’s new production facility in South Korea.

2018 Outlook and Guidance

Mr. Dangel stated, “Given our ongoing strong order rates, we are increasing our organic revenue growth expectations as well as adding Faster Group to our guidance for 2018.  Additionally, we remain confident in the consolidated operating margin guidance range previously provided, which will drive incremental EPS growth and enhance shareholder value.”

The following summarizes the Company’s increased expectations for 2018, including Faster since its April 5 acquisition, compared with previously provided guidance:

	Previous 2018 Guidance	Updated 2018 Guidance
Consolidated revenue	$370 - $385 million	$490 - $505 million
Hydraulics segment revenue	$250 - $258 million	$368 - $378 million
Electronics segment revenue	$120 - $127 million	$122 - $127 million
Consolidated operating margin (1)	22.7% - 24.0%(1)	22.7% - 24.0%(1)
Consolidated interest expense	$0.1 - $0.2 million	$10.5 - $12.0 million
Effective tax rate	24.5% - 26.5%	24.5% - 26.5%
Capital expenditures	$15 - $20 million	$20 - $25 million
Depreciation	$11.5 - $12.5 million	$14.5 - $15.5 million
Amortization	$8 - $9 million	$20 - $21 million
(1) Operating margin is non-GAAP, before acquisition-related amortization of intangibles and one-time costs

Mr. Dangel concluded, “We remain focused on our number one priority, which is our growing global customer base.  To that end, we are working diligently to improve our operational performance to continue to deliver high quality products and service in the most efficient manner, improving our profitability.  We remain steadfast in our quest to reach critical mass of $1 billion of revenue by 2025, while maintaining our superior profitability and financial strength.”

Sun Hydraulics Reports First Quarter 2018 Results

May 7, 2018

Webcast

The Company will host a conference call and webcast tomorrow morning at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook.  A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8573.  The audio webcast can be monitored at www.sunhydraulics.com.  Participants will have the ability to ask questions on either the teleconference call or the webcast.

A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Tuesday, May 15, 2018.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13678573.  The webcast replay will be available in the investor relations section of the Company’s website at www.sunhydraulics.com, where a transcript will also be posted once available.

About Sun
Sun Hydraulics Corporation is an industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets.  In the hydraulics market, the Company is a leading designer and manufacturer of high-performance screw-in hydraulic cartridge valves and manifolds, which control force, speed and motion as integral components in fluid power systems for the worldwide industrial and mobile hydraulics markets.  With the addition of Faster Group, the Company is also a leading global manufacturer of quick-release hydraulics coupling solutions and is engaged in the business of designing, engineering and distributing hydraulics coupling solutions focused in the agriculture, construction equipment and industrial markets.  In the electronics market, the Company is a global provider of innovative electronic control, display and instrumentation solutions for both recreational and off-highway vehicles, as well as stationary and power generation equipment.  For more information about Sun, please visit www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding the intent, belief or current expectations, estimates, vision or projections of Sun Hydraulics Corporation (“Sun” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.  Important factors that could cause the actual results to differ materially from those in the forward‐looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) fluctuations in global business conditions, including the impact of economic recessions in the U.S. and other parts of the world, (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the Company’s revenue and/or costs, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to the integration of the businesses of the Company and Enovation Controls; (vi) changes in technology or customer requirements, such as standardization of the cavity into which screw‐in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (viii) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, compliance with anti-corruption laws and trade laws, including export and import compliance, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. “Business,” Item 1A. “Risk Factors,” and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form

Sun Hydraulics Reports First Quarter 2018 Results

May 7, 2018

10‐K for the year ended December 30, 2017. The Company disclaims any intention or obligation to update or revise forward‐looking statements, whether as a result of new information, future events or otherwise.

This news release will discuss some non-GAAP financial measures, which the Company believes are useful in evaluating our performance.  You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP.  The Company has provided reconciliations of comparable GAAP to non-GAAP measures in tables found in the end of this news release..

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Financial Tables Follow.

Sun Hydraulics Reports First Quarter 2018 Results

May 7, 2018

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended
	March 31,	April 1,
	2018	2017	% Change
Net sales	$97,318	$81,353	20%
Cost of sales	59,701	48,559	23%
Gross profit	37,617	32,794	15%
Gross margin	38.7%	40.3%

Selling, engineering and administrative expenses	18,315	14,700	25%
Amortization of intangible assets	2,049	2,310	(11)%
Operating income	17,253	15,784	9%
Operating margin	17.7%	19.4%

Interest expense, net	483	625	(23%)
Foreign currency transaction loss (gain), net	511	(46)	NM
Miscellaneous (income) expense, net	(36)	66	NM
Change in fair value of contingent consideration	402	-	NM
Income before income taxes	15,893	15,139	5%
Income tax provision	3,982	4,928	(19)%
Net income	$11,911	$10,211	17%

Basic and diluted net income per common share	$0.40	$0.38	5%

Basic and diluted weighted average shares outstanding	29,811	26,946

Dividends declared per share	$0.09	$0.11

NM = Not meaningful

Sun Hydraulics Reports First Quarter 2018 Results

May 7, 2018

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31,	December 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$198,528	$63,882
Restricted cash	42	40
Accounts receivable, net of allowance for doubtful accounts
of $419 and $358	47,371	37,503
Inventories, net	40,862	41,545
Other current assets	3,961	3,806
Total current assets	290,764	146,776
Property, plant and equipment, net	93,922	91,931
Deferred income taxes	4,601	4,654
Goodwill	108,880	108,869
Other intangibles, net	102,082	104,131
Other assets	3,560	3,405
Total assets	$603,809	$459,766
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$16,556	$15,469
Accrued expenses and other liabilities	11,068	8,977
Current portion of contingent consideration	17,231	17,102
Dividends payable	2,843	2,437
Income taxes payable	4,562	1,878
Total current liabilities	52,260	45,863
Revolving line of credit	-	116,000
Long-term debt	942	-
Contingent consideration, less current portion	17,053	16,780
Deferred income taxes	2,080	2,068
Other noncurrent liabilities	6,398	6,382
Total liabilities	78,733	187,093
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001,
no shares outstanding	-	-
Common stock, 50,000,000 shares authorized, par value $0.001,
31,587,608 and 27,077,145 shares outstanding	32	27
Capital in excess of par value	336,189	95,354
Retained earnings	192,838	183,770
Accumulated other comprehensive loss	(3,983)	(6,478)
Total shareholders’ equity	525,076	272,673
Total liabilities and shareholders’ equity	$603,809	$459,766

Sun Hydraulics Reports First Quarter 2018 Results

May 7, 2018

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	March 31,	April 1,
	2017	2016
Cash flows from operating activities:
Net income	$11,911	$10,211
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	4,729	5,091
Loss on disposal of assets	-	139
Stock-based compensation expense	916	975
Amortization of debt issuance costs	98	70
Allowance for doubtful accounts	65	63
Provision for slow moving inventory	(80)	466
Provision (benefit) for deferred income taxes	55	(12)
Amortization of acquisition-related inventory step-up	-	1,774
Change in fair value of contingent consideration	402	-
Unrealized forward contract losses	505	-
(Increase) decrease in operating assets, net of acquisition:
Accounts receivable	(9,683)	(11,766)
Inventories	940	(3,952)
Income taxes receivable	-	371
Other current assets	(219)	(1,183)
Other assets	(251)	197
Increase (decrease) in operating liabilities, net of acquisition:
Accounts payable	1,114	4,566
Accrued expenses and other liabilities	1,469	1,508
Income taxes payable	2,671	3,765
Other noncurrent liabilities	17	150
Net cash provided by operating activities	14,659	12,433
Cash flows from investing activities:
Capital expenditures	(4,237)	(758)
Proceeds from dispositions of equipment	3	-
Proceeds from sale of short-term investments	-	2,096
Net cash (used in) provided by investing activities	(4,234)	1,338
Cash flows from financing activities:
Repayment of borrowings on revolving line of credit	(116,000)	(16,000)
Borrowings on long-term debt	932	-
Proceeds from stock issued	240,163	205
Dividends to shareholders	(2,437)	(2,963)
Payment of employee tax withholding on vesting	(240)	-
Net cash provided by (used in) financing activities	122,418	(18,758)
Effect of exchange rate changes on cash and cash equivalents	1,803	1,172
Net decrease in cash and cash equivalents	134,646	(3,815)
Cash and cash equivalents, beginning of period	63,882	74,221
Cash and cash equivalents, end of period	$198,528	$70,406

Sun Hydraulics Reports First Quarter 2018 Results

May 7, 2018

SUN HYDRAULICS CORPORATION

SEGMENT DATA

(in thousands)

	Three Months Ended
	March 31,	April 1,
	2018	2017
Sales:
Hydraulics	$62,609	$54,122
Electronics	34,709	27,231
Consolidated	$97,318	$81,353

Gross profit and margin:
Hydraulics	$23,449	$22,120
	37.5%	40.9%
Electronics	14,168	12,449
	40.8%	45.7%
Corporate and other	-	(1,774)
Consolidated	$37,617	$32,795
	38.7%	40.3%

Operating income and margin:
Hydraulics	$13,442	$13,772
	21.5%	25.4%
Electronics	7,107	6,236
	20.5%	22.9%
Corporate and other	(3,296)	(4,224)
Consolidated	$17,253	$15,784
	17.7%	19.4%

Sun Hydraulics Reports First Quarter 2018 Results

May 7, 2018

SUN HYDRAULICS CORPORATION

ADDITIONAL INFORMATION

(Unaudited)

2018 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total
Americas:
Hydraulics	$26.4
Electronics	30.1
Consol. Americas	56.5	58%
EMEA:
Hydraulics	19.6
Electronics	2.7
Consol. EMEA	22.3	23%
APAC:
Hydraulics	16.6
Electronics	1.9
Consol. APAC	18.5	19%
Total	$97.3

2017 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2017	% of Total
Americas:
Hydraulics	$24.7		$28.2		$25.3		$25.6		$103.8
Electronics	22.6		24.5		26.8		21.1		95.0
Consol. Americas	47.3	58%	52.7	59%	52.1	59%	46.7	56%	198.8	58%
EMEA:
Hydraulics	17.1		16.6		16.1		16.4		66.2
Electronics	3.0		2.6		2.9		2.4		10.9
Consol. EMEA	20.1	25%	19.2	22%	19.0	22%	18.8	22%	77.1	22%
APAC:
Hydraulics	12.3		16.0		15.2		17.1		60.6
Electronics	1.7		1.4		1.7		1.5		6.3
Consol. APAC	14.0	17%	17.4	19%	16.9	19%	18.6	22%	66.9	20%
Total	$81.4		$89.3		$88.0		$84.1		$342.8

Sun Hydraulics Reports First Quarter 2018 Results

May 7, 2018

SUN HYDRAULICS CORPORATION

Adjusted Operating Income RECONCILIATION – Unaudited

(in thousands)

	Three Months Ended
	March 31,	April 1,
	2018	2017
GAAP operating income	$17,253	$15,784
Acquisition-related amortization of intangible assets	1,988	2,250
Acquisition-related amortization of inventory step-up	-	1,774
Acquisition and financing-related expenses	1,197	200
Restructuring charges	111	-
Non-GAAP adjusted operating income	$20,549	$20,008
GAAP operating margin	17.7%	19.4%
Non-GAAP Adjusted operating margin	21.1%	24.6%

Adjusted EBITDA RECONCILIATION - Unaudited

(in thousands)

	Three Months Ended
	March 31,	April 1,
	2018	2017
Net income	$11,911	$10,211
Interest expense (income), net	483	625
Income tax provision	3,982	4,928
Depreciation and amortization	4,729	5,091
EBITDA	21,105	20,855
Acquisition-related amortization of inventory step-up	-	1,774
Acquisition and financing-related expenses	1,197	200
Restructuring charges	111	-
Foreign currency forward contract loss	505	-
Change in fair value of contingent consideration	402	-
Adjusted EBITDA	$23,320	$22,829
Adjusted EBITDA margin	24.0%	28.1%

Non-GAAP Net Income RECONCILIATION - Unaudited

(in thousands)

	Three Months Ended
	March 31,	April 1,
	2018	2017
Net income	$11,911	$10,211
Acquisition-related amortization of inventory step-up	-	1,774
Acquisition and financing-related expenses	1,197	200
Restructuring charges	111	-
Foreign currency forward contract loss	505
Change in fair value of contingent consideration	402	-
Tax effect of above	(554)	(644)
Adjusted net income	$13,572	$11,541
Adjusted net income per diluted share	$0.46	$0.43

Sun Hydraulics Reports First Quarter 2018 Results

May 7, 2018

Non-GAAP Financial Measures:

Adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Sun Hydraulics believes that providing non-GAAP information such as adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are important for investors and other readers of Sun Hydraulics’ financial statements, as they are used as analytical indicators by Sun Hydraulics’ management to better understand operating performance.  Because adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are non-GAAP measures and are thus susceptible to varying calculations, adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share, as presented, may not be directly comparable to other similarly titled measures used by other companies.